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                                                                   EXHIBIT 12(C)

                   ITT HARTFORD GROUP, INC. AND SUBSIDIARIES

            CALCULATION OF RATIO OF EARNINGS TO TOTAL FIXED CHARGES
                             (Millions of Dollars)

                                                              SIX MONTHS
                                                              ENDED JUNE
                                                                  30,                  YEARS ENDED DECEMBER 31,
                                                             -------------     -----------------------------------------
                                                             1995     1994     1994     1993     1992      1991     1990
                                                             ----     ----     ----     ----     -----     ----     ----
Earnings:
Income (Loss) from continuing operations..................   $245     $292     $632     $537     $(274)    $431     $328
Add (deduct):
  Income taxes............................................     76      107      214      140      (239)      81      (14)
  Minority equity in net income...........................      2        4        6       10        12       16       20
  Amortization of interest capitalized....................     --       --       --        1         1        1        1
                                                             ----     ----     ----     ----     -----     ----     ----
                                                              323      403      852      688      (500)     529      335
                                                             ----     ----     ----     ----     -----     ----     ----
Fixed Charges:
  Interest and other financial charges....................     47       34       76       66        64       56       51
  Interest factor attributable to rentals.................     18       18       35       36        42       40       42
                                                             ----     ----     ----     ----     -----     ----     ----
                                                               65       52      111      102       106       96       93
                                                             ----     ----     ----     ----     -----     ----     ----
Earnings, as adjusted, from continuing operations.........   $388     $455     $963     $790     $(394)    $625     $428
                                                             ----     ----     ----     ----     -----     ----     ----
Fixed Charges:
  Fixed charges above.....................................   $ 65     $ 52     $111     $102     $ 106     $ 96     $ 93
  Dividends on preferred stock of subsidiaries included in
    minority equity.......................................      2        4        6       10        12       16       20
  Interest capitalized....................................     --       --       --       --         2        2        4
                                                             ----     ----     ----     ----     -----     ----     ----
  Total fixed charges.....................................   $ 67     $ 56     $117     $112     $ 120     $114     $117
                                                             ====     ====     ====     ====     =====     ====     ====
Ratios:
  Earnings, as adjusted, from continuing operations to
    total fixed charges...................................   5.79     8.13     8.23     7.05         *     5.48     3.66
                                                             ====     ====     ====     ====     =====     ====     ====

---------------

Notes:

*Earnings are inadequate to cover total fixed charges by $514.

(a) The interest factor attributable to rentals was computed by calculating the estimated present value of all long-term rental commitments and applying the approximate weighted average interest rate inherent in the lease obligations and adding thereto the interest element assumed in short-term cancelable and contingent rentals excluded from the commitment data but included in rental expense.

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